EXHIBIT 12-2

                  PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                                     ($000)

                                                         12 MONTHS
                                                           ENDED
                                                         12/31/94
                                                       -----------
NET INCOME                                               $426,713

ADD BACK:

- INCOME TAXES:
     OPERATING INCOME                                     234,033
     NON-OPERATING INCOME                                  15,291
                                                      -----------
     NET TAXES                                            249,324

- FIXED CHARGES:
     TOTAL INTEREST                                       400,972
     ANNUAL RENTALS                                         6,340
                                                      -----------
     TOTAL FIXED CHARGES                                  407,312

- PREFERRED DIVIDENDS:
     DIVIDENDS ON PREFERRED STOCK                          37,298
     ADJUSTMENT TO PREFERRED DIVIDENDS*                    21,793
                                                      -----------
                                                           59,091

COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS           $466,403
                                                      ===========
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGE          $1,083,349
                                                      ===========
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
     PREFERRED DIVIDENDS                                     2.32
                                                      ===========





* ADDITIONAL CHARGE EQUIVALENT TO EARNINGS REQUIRED
  TO ADJUST DIVIDENDS ON PREFERRED STOCK TO A PRE-TAX BASIS